UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2013 (May 14, 2013)

ALCOA INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	1-3610	25-0317820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

390 Park Avenue, New York, New York	10022-4608
(Address of Principal Executive Offices)	(Zip Code)

Office of Investor Relations 212-836-2674

Office of the Secretary 212-836-2732

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On May 15, 2013, the management of Alcoa Inc. (“Alcoa” or the “Company”) approved the permanent shutdown and demolition of two potlines (capacity of 105,000 metric-tons-per-year) that employ Soderberg technology at the smelter located in Baie Comeau, Québec, Canada (remaining capacity of 280,000 metric-tons-per-year composed of two prebake potlines). This decision is part of the 15-month review of 460,000 metric tons of smelting capacity initiated by management for possible curtailment (announced on May 1, 2013). The two Soderberg potlines will be fully shut down by the end of the third quarter of 2013. Demolition and remediation activities related to this action will begin in the fourth quarter of 2013 and are expected to be completed by the end of 2015.

As a result of this decision, management expects to record restructuring-related charges between $190 million and $215 million ($135 million and $155 million after-tax, or $0.11 and $0.13 per diluted share) in 2013, of which approximately 30% will be recorded in the second quarter. These charges include $95 million to $105 million for employee–related costs; $55 million to $60 million for the accelerated depreciation of the potlines and related fixed assets; $35 million to $40 million for asset retirement obligations resulting from the planned demolition of the two potlines; and $5 million to $10 million for other related costs (net of scrap recovery). Of these charges, approximately $130 million to $150 million will result in future cash outlays, including $95 million to $110 million in 2013.

Amounts related to this action are still being finalized. Additional details of this action will be provided in Alcoa’s Form 10-Q for the quarterly period ended June 30, 2013. Also, it is possible that charges in addition to those described above may be recognized in future periods.

A copy of Alcoa’s press release announcing this action is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)     On May 14, 2013, Chris L. Ayers, Executive Vice President and Group President, Global Primary Products of Alcoa, notified the Company that he will resign as of May 31, 2013. Effective June 1, 2013, Robert Wilt, currently Chief Operating Officer of Alcoa’s Global Primary Products business, will succeed Mr. Ayers as Group President, Global Primary Products. A copy of Alcoa’s press release announcing the management change is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following are filed as exhibits to this report:

99.1	Alcoa Inc. press release dated May 16, 2013

99.2	Alcoa Inc. press release dated May 15, 2013

Forward-Looking Statements

This report contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “hopes,” “outlook,” “plans,” “projects,” “should,” “targets,” “will,” “will likely result,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning aluminum industry growth or other trend projections, anticipated financial results or operating performance, and statements about Alcoa’s strategies, objectives, goals, targets, outlook, and business and financial prospects. Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors and are not guarantees of future performance. Actual results, performance or outcomes may differ materially from those expressed in or implied by those forward-looking statements. Important factors that could cause Alcoa’s actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) the inability to complete the shutdown, demolition and remediation activities relating to the two Baie Comeau potlines as planned or within the time periods anticipated, whether due to changes in regulations, technology or other factors; (b) changes in preliminary accounting estimates due to the significant judgments and assumptions required; and (c) the other risk factors discussed in Part I, Item 1A of Alcoa’s Form 10-K for the year ended December 31, 2012, as well as other reports filed with the Securities and Exchange Commission. Alcoa disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA INC.

By:	/s/ AUDREY STRAUSS
Name:	Audrey Strauss
Title:	Executive Vice President, Chief
Legal and Compliance Officer and Secretary

Date: May 20, 2013

EXHIBIT INDEX

Exhibit No.	Description

99.1	Alcoa Inc. press release dated May 16, 2013

99.2	Alcoa Inc. press release dated May 15, 2013

4